Exhibit 10.23

INTERCOMPANY LOAN AGREEMENT

INTERCOMPANY LOAN AGREEMENT (this “Agreement”), dated as of January 20, 2022, by and between SPI Energy Co., Ltd., a Cayman Islands exempted company (“Lender”), and Phoenix Motor Inc.., a Delaware corporation (“Borrower”), an indirect wholly-owned subsidiary of Lender.

WHEREAS, Lender and Borrower desire to establish an intercompany loan arrangement, as described below, to provide for working capital and for any other purpose deemed necessary by Lender and Borrower.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the parties hereto agree as follows:

1.	Loan and Repayment.

(a) Subject to the terms and conditions hereof, Lender agrees to lend up to an aggregate amount of Two Million Dollars ($2,000,000) (the “Maximum Principal Amount”).

(b) Unless otherwise agreed to in writing by the parties, the Maximum Principal Amount and any Cash Advances (as defined below) shall be loaned on an unsecured basis.

(c) At any time and from time to time while this Agreement is in effect, Borrower may request to borrow from Lender an amount up to $250,000. Each amount actually advanced to Borrower under this Agreement is herein called a “Cash Advance” and shall be listed on Exhibit A hereto.

(d) Each request made by Borrower for a Cash Advance (a “Cash Advance Request”) shall be substantially in the form of Exhibit B attached hereto and delivered to Lender at Lender’s address indicated in Section 6 below, or at such other address as Lender shall have designated by written notice to Borrower. Subject to the terms and conditions contained herein, Lender shall, within 5 business days after receipt of a Cash Advance Request, deliver to Borrower the amount of the requested Cash Advance by check or wire transfer, in accordance with Borrower’s instructions.

(e) Borrower shall repay the Cash Advances on the terms set forth herein and such other terms as the parties shall agree upon. Unless otherwise agreed to in writing by the parties, the Cash Advances shall mature and become payable on the Termination Date (as defined in Section 2 below).

(f) The unpaid principal amount advanced hereunder shall accrue simple interest from the date of each Cash Advance until payment or conversion in full at a rate equal to 100% of the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability), as in effect from time to time.

(g) If all of the obligations outstanding under this Agreement have not been previously converted (as provided in Section 3 hereof), then the outstanding principal amount advanced hereunder plus all accrued and unpaid interest thereon and all other amounts accrued under this Agreement (collectively, the “Balance”) shall be due and payable on the Termination Date (as defined below).

(h) Borrower may discharge the obligations it has undertaken hereby, at any time, by repaying the Balance, without penalty. Borrower may, without penalty, make a partial prepayment of principal plus interest in any amount at any time and may thereby reduce any required future payments hereunder.

(i) Any payments to Lender in satisfaction of Borrower’s obligations hereunder shall be applied first to the amount of accrued interest hereunder until such accrued interest has been paid in full, and then to any outstanding principal balance.

2. Term of Agreement. The initial term for which this Agreement shall be in effect shall expire on the second anniversary of the date hereof; provided, however, that this Agreement shall automatically be renewed for successive one year terms thereafter unless either party shall give written notice to the other party not less than 30 days prior to the expiration of any term notifying the other party that such party is terminating this Agreement upon the date on which the current term expires (the “Termination Date”).

3. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

5. Amendment. No waiver of any of the terms or conditions of this Agreement shall be effective or binding unless such waiver is in writing and is signed by both of the parties hereto, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties.

6. Notices. All communications and notices relating to this Agreement are to be sent:

If to Lender:

SPI Energy Co., Ltd.

4677 Old Ironsides Drive, Suite 190

Santa Clara, CA 95054

Attn:

Email:

If to Borrower:

Phoenix Motor Inc.

1500 Lakeview Loop

Anaheim, CA 92807

Attn: W. Chris Wang, Chief Financial Officer

Email: ChrisW@phoenixmotorcars.com

or to such other address as a party may designate to the other and such notices shall be deemed duly given three (3) days after mailed or upon delivery by hand or upon receipt of confirmed answer back if telephoned.

7. Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8. Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and there are no further or other agreements or understandings. written or oral, in effect between the parties relating to the subject matter of this Agreement.

9. No Third Party Rights. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LENDER: SPI ENERGY CO., LTD.

By:	/s/ Xiaofeng Denton Peng
Name:	Xiaofeng Denton Peng
Title:	Chief Executive Officer

BORROWER: PHOENIX MOTOR INC.

By:	/s/ W. Chris Wang
Name:	W. Chris Wang
Title:	Chief Financial Officer

Signature Page to Intercompany Loan Agreement]

EXHIBIT A

LIST OF CASH ADVANCES

Date of Request	Amount of Cash Advance
Cash Advance on	$
Cash Advance on	$
TOTAL:	$

EXHIBIT B

FORM OF CASH ADVANCE REQUEST

, 2022

To:	SPI ENERGY CO., LTD. 4677 Old Ironsides Drive, Suite 190 Santa Clara, CA 95054
Attn:

Dear Sir:

We refer to the Intercompany Loan Agreement dated as of _____________________ (called the “Agreement”) between SPI ENERGY CO., LTD and PHOENIX MOTOR INC. Terms defined in the Agreement have the same meanings in this Cash Advance Request.

We hereby request pursuant to the Agreement and on             , 20     [date of proposed Advance] a Cash Advance of $            , payable by [        ] your check or [        ] wire transfer, in accordance with our instructions.

Very truly yours,

PHOENIX MOTOR INC.

By:

Name:
Title:

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